Filed with the Securities and Exchange Commission on May 3, 2004
                                                  Registration No. 333-112711-02
                                                                   -------------
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-3
                                   TO FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933*

                              --------------------

                                 NCO GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
                        ---------------------------------
                          (State or other jurisdiction
                        of incorporation or organization)

                                   23-2858652
                        ----------------------------------
                                (I.R.S. Employer
                             Identification Number)

                               507 Prudential Road
                           Horsham, Pennsylvania 19044
                                 (215) 441-3000
--------------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael J. Barrist
                      President and Chief Executive Officer
                                 NCO Group, Inc.
                               507 Prudential Road
                           Horsham, Pennsylvania 19044
                                 (215) 441-3000
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            Lawrence R. Wiseman, Esq.
                          Melissa Palat Murawsky, Esq.
                                 Blank Rome LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                            Telephone: (215) 569-5500
                               Fax: (215) 569-5555

     Approximate date of commencement of sale to the public: As soon as practicable after the effective date of this registration statement.

                              --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

--------------
* Filed as a Post-Effective Amendment on Form S-3 to such Form S-4 Registration Statement pursuant to the procedure described in "Introductory Statement."

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                      Calculation of Registration Fee

        Title of Each Class of            Amount to be         Proposed Maximum          Proposed Maximum          Amount of
     Securities to be Registered           Registered      Offering Price Per Share  Aggregate Offering Price    Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Shares of common stock, no par value,
underlying warrants                         142,223 (1)                 (2)                       (2)                    (2)
----------------------------------------------------------------------------------------------------------------------------------

     (1) This Registration Statement covers 142,223 shares of NCO common stock issuable upon exercise of warrants held by certain selling shareholders of which shares may be offered from time to time by the selling shareholders.

     (2) Not applicable. All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of our Form S-4 Registration Statement (No. 333-112711) on February 11, 2004.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    Subject to completion, dated May 3, 2004

PROSPECTUS
----------
                                [GRAPHIC OMITTED]

                                 NCO Group, Inc.
                               507 Prudential Road
                           Horsham, Pennsylvania 19044
                                 (215) 441-3000

                                 142,223 Shares

                                  Common Stock

                              --------------------

         Our shareholders listed in this prospectus under the title "Selling Shareholders" are offering and selling 142,223 shares of our common stock pursuant to this prospectus. The shares of common stock being sold pursuant to this prospectus are issuable upon exercise of warrants which were assumed by us in the acquisition of RMH Teleservices, Inc. on April 2, 2004. We may receive proceeds upon exercise of these warrants; however, we will not receive any proceeds from the sale of our common stock by the selling shareholders. The shares will be sold, if at all, at prevailing market prices for our common stock or at prices negotiated by the selling shareholders.

         Our common stock trades on the Nasdaq National Market under the symbol NCOG. On April 29, 2004 the last reported sale price of our common stock was $22.74 per share.

         Prospective purchasers should consider the "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.







               The date of this prospectus is [      ], 2004

                                Table of Contents

Introductory Statement....................................................... 4

Forward-Looking Statements................................................... 4

The Company.................................................................. 5

Risk Factors................................................................. 6

Where You Can Find More Information..........................................19

Use of Proceeds..............................................................19

Selling Shareholders.........................................................20

Plan of Distribution.........................................................22

Legal Matters................................................................24

Experts  ....................................................................24

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                             Introductory Statement

         NCO Group, Inc. hereby amends its registration statement on Form S-4 (No. 333-112711) by filing this Post-Effective Amendment No. 2 on Form S-3 with respect to up to 142,223 shares of NCO's common stock issuable in connection with the exercise of certain warrants which were assumed by us in our acquisition of RMH Teleservices, Inc. on April 2, 2004. All of the shares being offered hereby are issuable upon the exercise of warrants which were originally issued by RMH in connection with a private placement completed on October 3, 2003. The shares being offered hereby are also referred to as Warrant Shares. All 142,223 shares of common stock were previously included in the registration statement on Form S-4.

         In consideration of the merger, excluding outstanding options and warrants, the shareholders of RMH received a total of approximately 3.5 million shares of NCO common stock in exchange for all of the outstanding shares of capital stock of RMH. Also, as a result of the merger, all outstanding options and warrants to acquire shares of RMH common stock immediately before the consummation of the merger continue in effect after the merger as options and warrants to purchase NCO common stock, subject to the adjustments stated below. Upon the consummation of the merger, each RMH stock option and each RMH warrant was automatically adjusted to provide that:

         o the number of shares of NCO common stock issuable upon the exercise of the RMH option or warrant is equal to the number of shares of RMH common stock which would have been issued upon exercise of the RMH option or warrant immediately before the consummation of the merger, multiplied by 0.2150 and rounded off to the nearest whole number of shares; and

         o the exercise price per share of NCO common stock under the RMH option or warrant is the amount equal to the exercise price per share under the RMH stock option or warrant immediately before the consummation of the merger, divided by 0.2150 and rounded up to the nearest whole cent.

         The designation of this Post-Effective Amendment No. 2 on Form S-3 as Registration No. 333-112711-02 denotes that this registration statement relates only to the resale of the Warrant Shares. This Post-Effective Amendment No. 2 on Form S-3 shall have no effect on Post-Effective Amendment No. 1 on Form S-8 (the "Form S-8") (Registration No. 333-112711-01) filed by NCO on April 20, 2004 related to shares of NCO common stock issuable pursuant to the RMH Teleservices, Inc. Amended and Restated 1996 Stock Incentive Plan, which Form S-8 shall continue in full force and effect.

                           Forward-Looking Statements

         Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. These forward-looking statements are subject to certain risks and uncertainties, including but not limited to the risks described below. See "Risk Factors" on page 6. When considering the forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

                                   The Company

Background

         We are the largest provider of accounts receivable management and collection services in the world. We provide services to clients in the financial services, healthcare, retail and commercial telecommunications, utilities, education and government sectors. As a result of our acquisition of RMH on April 2, 2004, we also provide outsourced customer relationship management services to major corporations in the technology, telecommunications, financial services, insurance, retail, transportation and logistics industries.

Address and Telephone Number of NCO

         Our executive offices are located at 507 Prudential Road, Horsham, PA 19044 and our telephone number is (215) 441-3000.

                                 Risk Factors

In considering whether to acquire shares of our common stock, you should consider carefully the risks associated with the ownership of our common stock. These risks are described in detail below.

Risks Related to Our Business

Decreases in our collections due to the economic condition in the United States may have an adverse effect on our results of operations, revenue and stock price.

         Due to the economic condition in the United States, which has led to high rates of unemployment and personal bankruptcy filings, the ability of consumers to pay their debts has significantly decreased. Defaulted consumer loans that we service or purchase are generally unsecured, and we may be unable to collect these loans in case of the personal bankruptcy of a consumer. Because of higher unemployment rates and bankruptcy filings, our collections may significantly decline, which may adversely impact our results of operations, revenue and stock price.

Terrorist attacks, war and threats of attacks and war may adversely impact our results of operations, revenue and stock price.

         Terrorist attacks, war and threats of attacks and war may adversely impact our results of operations, revenue and stock price. Recent terrorist attacks in the United States and on U.S. targets abroad, as well as future events occurring in response or in connection to them, including, without limitation, future terrorist attacks against U.S. targets and threats of war or actual conflicts involving the United States or its allies, may adversely impact our operations, including affecting our ability to collect our clients' accounts receivable. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the economy. They could also result in an adverse effect on the economy of the United States. Any of these occurrences could have a material adverse effect on our results of operations, collections and revenue, and may result in the volatility of the market price for our common stock.

Our business is dependent on our ability to grow internally.

         Our business is dependent on our ability to grow internally, which is dependent upon:

         o our ability to retain existing clients and expand our existing client relationships; and

         o    our ability to attract new clients.

         Our ability to retain existing clients and expand those relationships is subject to a number of risks, including the risk that:

         o we fail to maintain the quality of services we provide to our clients;

         o we fail to maintain the level of attention expected by our clients; and

         o we fail to successfully leverage our existing client relationships to sell additional services.

         Our ability to attract new clients is subject to a number of risks, including:

         o    the market acceptance of our service offerings;

         o    the quality and effectiveness of our sales force; and

         o the competitive factors within the accounts receivable management and collection industry.

         If our efforts to retain and expand our client relationships and to attract new clients do not prove effective, it could have a materially adverse effect on our business, results of operations and financial condition.

Implementation of an enterprise resource planning system could cause business interruptions and negatively affect our profitability and cash flows.

         We are planning to begin the process of implementing an enterprise resource planning, referred to as ERP, system in 2004 to improve customer service, enhance operating efficiencies, and provide more effective management of business operations. This implementation will enable us to better meet both the changing standards of industry technology and the needs of our customer base. Implementation of ERP systems and software carry risks such as cost overruns, project delays, business interruptions and delays, and the diversion of management's attention from operations. These risks could adversely affect us, and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we are not able to respond to technological changes in telecommunications and computer systems in a timely manner, we may not be able to remain competitive.

         Our success depends in large part on our sophisticated telecommunications and computer systems. We use these systems to identify and contact large numbers of debtors and record the results of our collection efforts. If we are not able to respond to technological changes in telecommunications and computer systems in a timely manner, we may not be able to remain competitive. We have made a significant investment in technology to remain competitive and we anticipate that it will be necessary to continue to do so in the future. Telecommunications and computer technologies are changing rapidly and are characterized by short product life cycles, so we must anticipate technological developments. If we are not successful in anticipating, managing, or adopting technological changes on a timely basis or if we do not have the capital resources available to invest in new technologies, our business could be materially adversely affected.

We are highly dependent on our telecommunications and computer systems.

         As noted above, our business is highly dependent on our telecommunications and computer systems. These systems could be interrupted by terrorist acts, natural disasters, power losses, or similar events. Our business is also materially dependent on services provided by various local and long distance telephone companies. If our equipment or systems cease to work or become unavailable, or if there is any significant interruption in telephone services, we may be prevented from providing services. Because we generally recognize income only as accounts are collected, any failure or interruption of services would mean that we would continue to incur payroll and other expenses without any corresponding income.

We compete with a large number of providers in the accounts receivable management and collection industry. This competition could have a materially adverse effect on our future financial results.

         We compete with a large number of companies in providing accounts receivable management and collection services. We compete with other sizable corporations in the United States and abroad such as Outsourcing Solutions, Inc., IntelliRisk Management Corporation, Risk Management Alternatives, Inc., and GC Services LP, as well as many regional and local firms. We may lose business to competitors that offer more diversified services and/or operate in broader geographic areas than we do. We may also lose business to regional or local firms who are able to use their proximity to or contacts at local clients as a marketing advantage. In addition, many companies perform the accounts receivable management and collection services offered by us in-house. Many larger clients retain multiple accounts receivable management and collection providers, which exposes us to continuous competition in order to remain a preferred provider. Because of this competition, in the future we may have to reduce our collection fees to remain competitive and this competition could have a materially adverse effect on our future financial results.

Many of our clients are concentrated in the financial services and healthcare sectors. If either of these sectors performs poorly or if there are any adverse trends in these sectors it could materially adversely affect us.

         For the year ended December 31, 2003, we derived approximately 40.0% of our revenue, excluding purchased accounts receivable, from clients in the financial services sector, and approximately 23.2% of our revenue from clients in the healthcare sector. If either of these sectors performs poorly, clients in these sectors may have fewer or smaller accounts to refer to us, or they may elect to perform accounts receivable management and collection services in-house. If there are any trends in any of these sectors to reduce or eliminate the use of third-party accounts receivable management and collection services, the volume of referrals we receive could decrease.

We have international operations and various factors relating to our international operations could affect our results of operations.

         We operate in Canada and the United Kingdom. Approximately 5.4% of our 2003 revenues were derived from Canada and the United Kingdom. Political or economic instability in Canada or the United Kingdom could have an adverse impact on our results of operations due to diminished revenues in these countries. Our future revenue, costs of operations and profit results could be affected by a number of factors related to our international operations, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country's political condition, trade protection measures, licensing and other legal requirements, and local tax issues.

         Unanticipated currency fluctuations in the Canadian Dollar, British Pound or Euro could lead to lower reported consolidated results of operations due to the translation of these currencies into U.S. dollars when we consolidate our financial results. In addition, we provide services to our U.S. clients through call centers in India and Barbados. The employees of the call centers are hired through a subcontractor. Any political or economic instability in India or Barbados could have an adverse impact on our results of operations.

Most of our contracts do not require clients to place accounts with us, may be terminated on 30 or 60 days notice and are on a contingent fee basis. We cannot guarantee that existing clients will continue to use our services at historical levels, if at all.

         Under the terms of most of our contracts, clients are not required to give accounts to us for collection and usually have the right to terminate our services on 30 or 60 days notice. Accordingly, we cannot guarantee that existing clients will continue to use our services at historical levels, if at all. In addition, most of these contracts provide that we are entitled to be paid only when we collect accounts. Therefore, under applicable accounting principles, we can recognize revenues only upon the collection of funds on behalf of clients.

Our success depends on our senior management team and if we are not able to retain them, it could have a materially adverse effect on us.

         We are highly dependent upon the continued services and experience of our senior management team, including Michael J. Barrist, our chairman, president and chief executive officer. We depend on the services of Mr. Barrist and the other members of our senior management team to, among other things, continue the development and implementation of our growth strategies, and maintain and develop our client relationships.

We may seek to make strategic acquisitions of companies. Acquisitions involve additional risks that may adversely affect us.

         We may be unable to make acquisitions because suitable companies in the accounts receivable management and collection business or the business process outsourcing business are not available at favorable prices due to increased competition for these companies.

         We may have to borrow money, incur liabilities, or sell or issue stock to pay for future acquisitions and we may not be able to do so at all or on terms favorable to us. Additional borrowings and liabilities may have a materially adverse effect on our liquidity and capital resources. If we issue stock for all or a portion of the purchase price for future acquisitions, our shareholders' ownership interest may be diluted. If the price of our common stock decreases or potential sellers are not willing to accept our common stock as payment for the sale of their businesses, we may be required to use more of our cash resources, if available, in order to continue our acquisition program.

         Completing acquisitions involves a number of risks, including diverting management's attention from our daily operations and other additional management, operational and financial resources. We might not be able to successfully integrate future acquisitions into our business or operate the acquired businesses profitably, and we may be subject to unanticipated problems and liabilities of acquired companies.

We are dependent on our employees and a higher turnover rate would have a material adverse effect on us.

         We are dependent on our ability to attract, hire and retain qualified employees. The accounts receivable management and collection industry experiences a high employee turnover rate. Many of our employees receive modest hourly wages and some of these employees are employed on a part-time basis. A higher turnover rate among our employees would increase our recruiting and training costs and could materially adversely impact the quality of services we provide to our clients. If we were unable to recruit and retain a sufficient number of employees, we would be forced to limit our growth or possibly curtail our operations. Growth in our business will require us to recruit and train qualified personnel at an accelerated rate from time to time. We cannot assure you that we will be able to continue to hire, train and retain a sufficient number of qualified employees. Any increase in hourly wages, costs of employee benefits or employment taxes also could materially adversely affect us.

         Our employees are not represented by a labor union. If our employees attempt to organize a labor union, and are successful, this could increase our recruiting and training costs and could decrease our operating efficiency and productivity.

If we fail to comply with government regulation of the collections industry, it could result in the suspension or termination of our ability to conduct business.

         The collections industry is regulated under various U.S. federal and state, Canadian and United Kingdom laws and regulations. Many U.S. states, as well as Canada and the United Kingdom, require that we be licensed as a debt collection company. The Federal Trade Commission has the authority to investigate consumer complaints against debt collection companies and to recommend enforcement actions and seek monetary penalties. If we fail to comply with applicable laws and regulations, it could result in the suspension or termination of our ability to conduct collections, which would materially adversely affect us. In addition, new federal, state or foreign laws or regulations, or changes in the ways these rules or laws are interpreted or enforced, could limit our activities in the future or significantly increase the cost of regulatory compliance. If we expand our international operations, we may become subject to additional government controls and regulations in other countries, which may be stricter or more burdensome than those in the United States.

         Several of the industries we serve are also subject to varying degrees of government regulation. Although our clients are generally responsible for complying with these regulations, we could be subject to various enforcement or private actions for our failure, or the failure of our clients, to comply with these regulations.

We may experience variations from quarter to quarter in operating results and net income that could adversely affect the price of our common stock.

         Factors that could cause quarterly fluctuations include, among other things, the following:

         o the timing of our clients' accounts receivable management and collection programs and the commencement of new contracts and termination of existing contracts;

         o the timing and amount of collections on purchased accounts receivable;

         o customer contracts that require us to incur costs in periods prior to recognizing revenue under those contracts;

         o    the effects of a change of business mix on profit margins;

         o the timing of additional selling, general and administrative expenses to support new business;

         o the costs and timing of completion and integration of acquisitions; and

         o the tendency for our business to be slower in the third and fourth quarters of the year due to the summer and holiday seasons.

If we do not achieve the results projected in our public forecasts, it could have a materially adverse effect on the market price of our common stock.

         We routinely publicly announce investor guidance concerning our expected results of operations. Our investor guidance contains forward-looking statements and may be affected by various factors discussed in "Risk Factors" and in our Annual Report on Form 10-K that may cause actual results to differ materially from the results discussed in the investor guidance. Our investor guidance reflects numerous assumptions, including our anticipated future performance, general business and economic conditions and other matters, some of which are beyond our control. In addition, unanticipated events and circumstances may affect our actual financial results. Our investor guidance is not a guarantee of future performance and the actual results throughout the periods covered by the investor guidance may vary from the projected results. If we do not achieve the results projected in our investor guidance, it could have a materially adverse effect on the market price of our common stock.

In connection with past and future acquisitions, merger related accounting impairment and amortization charges might reduce our profitability.

         Under generally accepted accounting principles, acquired assets and assumed liabilities of acquired companies are recorded on our books at their fair values at the date the acquisition is completed. Any excess of the value of the consideration paid by us at the date the acquisition was completed over the fair value of the identifiable tangible and intangible assets of the acquired company, including customer lists, will be treated as excess of purchase price over the fair value of net assets acquired (commonly known as goodwill). Goodwill is not amortized for accounting purposes. However, the amounts allocable to certain identifiable intangible assets, including customer lists, are amortized over their respective useful lives. As a result, we may incur substantial accounting amortization charges that will affect our profitability. In addition, if in the future the book value of the goodwill is in excess of its fair value or we lose a significant client of the acquired company, we may need to record an impairment charge to reduce goodwill or the customer list to its fair value.

Goodwill represented 53.5% of our total assets at December 31, 2003. If the goodwill is deemed to be impaired, we may need to take a charge to earnings to write-down the goodwill to its fair value.

         Our balance sheet includes goodwill, which represents the excess of purchase price over the fair market value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition.

         Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangibles," referred to as SFAS 142. As a result of adopting SFAS 142, we no longer amortize goodwill. Goodwill must be tested at least annually for impairment. The annual impairment test will be completed as of October 1st of each year. The test for impairment uses a fair value based approach, whereby if the implied fair value of a reporting unit's goodwill is less than its carrying amount, goodwill would be considered impaired. We make significant assumptions to estimate the future revenue and cash flows used to determine the fair value of our reporting units. If the expected revenue and cash flows are not realized or if a sustained significant depression in our market capitalization indicates that our assumptions are not accurately estimating our fair value, impairment losses may be recorded in the future.

         As of December 31, 2003, our balance sheet included goodwill that represented 53.5% of total assets and 103.3 % of shareholders' equity. If the goodwill is deemed to be impaired under SFAS 142, we may need to take a charge to earnings to write-down the goodwill to its fair value and this could have a materially adverse effect on the market price of our common stock.

         You should be aware that our earnings for periods beginning after December 31, 2001, do not include charges for the amortization of goodwill and you should consider this when comparing such earnings with historical earnings for periods ended on or before December 31, 2001, which included goodwill amortization charges.

Our stock price has been and is likely to continue to be volatile, which may make it difficult for shareholders to resell common stock when they want to and at prices they find attractive.

         The trading price of our common stock has been and is likely to be highly volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

         o announcements of fluctuations in our or our competitors' operating results;

         o the timing and announcement of acquisitions by us or our competitors;

         o changes in our publicly available guidance of future results of operations;

         o    government regulatory action;

         o    changes in estimates or recommendations by securities analysts;

         o    adverse or unfavorable publicity about us or our services;

         o the commencement of material litigation, or an unfavorable verdict, against us;

         o    terrorist attacks, war and threats of attacks and war;

         o    additions or departures of key personnel; and

         o    sales of common stock.

         In addition, the stock market in recent years has experienced significant price and volume fluctuations. Such volatility and decline have affected many companies irrespective of, or disproportionately to, the operating performance of these companies. These broad fluctuations may materially adversely affect the market price of our common stock.

Most of our outstanding shares are available for resale in the public market without restriction. The sale of a large number of these shares could adversely affect our stock price and could impair our ability to raise capital through the sale of equity securities or make acquisitions for stock.

         Sales of our common stock could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of equity securities or make acquisitions for stock. As of April 19, 2004, there were 31,338,000 shares of our common stock outstanding. Most of these shares are available for resale in the public market without restriction, except for shares held by our affiliates. Generally, our affiliates may either sell their shares under a registration statement or in compliance with the volume limitations and other requirements imposed by Rule 144 adopted by the SEC.

         In connection with the acquisitions of RMH on April 2, 2004 and the minority interest of NCO Portfolio Management, Inc. on March 26, 2004, we issued approximately 5.3 million shares of common stock. All of these shares are available for resale in the public market, except that shares issued in the RMH merger to RMH shareholders who entered into lock up agreements with us and shares issued in the mergers to shareholders who were affiliates of RMH or NCO Portfolio before the mergers or who became affiliates of us after the merger, are subject to certain restrictions on transferability. As a result of future sales of such common stock, or the perception that these sales could occur, the market price of our common stock may decline and could decline significantly.

         In addition, as of April 19, 2004, we had the authority to issue up to approximately 4,691,793 shares of our common stock under our stock option plans. We also had outstanding notes convertible into an aggregate of 3,797,084 shares of our common stock at a conversion price of $32.92 per share. Additionally, we had outstanding warrants to purchase approximately 360,565 shares of our common stock.

"Anti-takeover" provisions may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to shareholders.

         We are a Pennsylvania corporation. Anti-takeover provisions in Pennsylvania law and our charter and bylaws could make it more difficult for a third party to acquire control of us. These provisions could adversely affect the market price of our common stock and could reduce the amount that shareholders might receive if we are sold. For example, our charter provides that our board of directors may issue up to 5,000,000 shares of preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a staggered three-year term. Directors may be removed only for cause and only with the approval of the holders of at least 65% of our common stock.

Collections may not be sufficient to recover the cost of investments in purchased accounts receivable.

         We purchase past due accounts receivable generated primarily by consumer credit transactions. These are obligations that the individual consumer has failed to pay when due. The accounts receivable are purchased from consumer creditors such as banks, finance companies, retail merchants, hospitals, utilities, and other consumer-oriented companies. Substantially all of the accounts receivable consist of account balances that the credit grantor has made numerous attempts to collect, has subsequently deemed uncollectable, and charged off its books. After purchase, collections on accounts receivable could be reduced by consumer bankruptcy filings, which have been on the rise. The accounts receivable are purchased at a significant discount, typically less than 10% of face value, to the amount the customer owes and, although we estimate that the recoveries on the accounts receivable will be in excess of the amount paid for the accounts receivable, actual recoveries on the accounts receivable will vary and may be less than the amount expected, and may even be less than the purchase price paid for such accounts. The timing or amounts to be collected on those accounts receivable cannot be assured. If cash flows from operations are less than anticipated as a result of our inability to collect the purchased accounts receivable, we may not be able to purchase new accounts receivable and our future growth and profitability will be materially adversely affected.

We use estimates in reporting results of purchased accounts receivable. If collections on portfolios are materially less than expected, we may be required to record impairment expenses that could have a materially adverse effect on us.

         Our revenue from purchased accounts receivable is recognized based on estimates of future collections on portfolios of accounts receivable purchased. Although estimates are based on analytics, the actual amount collected on portfolios and the timing of those collections will differ from our estimates. If collections on portfolios are materially less than estimated, we may be required to record impairment expenses that will reduce earnings and could materially adversely affect our earnings, financial condition and creditworthiness.

         We may be adversely affected by possible shortages of available accounts receivable for purchase at favorable prices. The availability of portfolios of past due consumer accounts receivable for purchase at favorable prices depends on a number of factors outside of our control, including the continuation of the current growth trend in consumer debt and competitive factors affecting potential purchasers and sellers of portfolios of accounts receivable. The growth in consumer debt may also be affected by changes in credit grantors' underwriting criteria and regulations governing consumer lending. Any slowing of the consumer debt growth trend could result in less credit being extended by credit grantors. Consequently, fewer delinquent accounts receivable could be available at prices that we find attractive. If competitors raise the prices they are willing to pay for portfolios of accounts receivable above those we wish to pay, we may be unable to buy the type and quantity of past due accounts receivable at prices consistent with its historic return targets. In addition, we may overpay for portfolios of delinquent accounts receivable, which may have a materially adverse effect on our financial results.

We may be unable to compete with other purchasers of past due accounts receivable, which may have an adverse effect on our financial results.

         We face bidding competition in our acquisitions of portfolios of past due consumer accounts receivable. Some of our existing competitors and potential new competitors may have greater financial and other resources that allow them to offer higher prices for the accounts receivable portfolios. New purchasers of such portfolios entering the market also cause upward price pressures. We may not have the resources or ability to compete successfully with our existing and potential new competitors. To remain competitive, we may have to increase our bidding prices, which may have an adverse impact on our financial results.

Risks Related to RMH's Business

         On April 2, 2004 we acquired RMH. RMH is engaged in the outsourced customer relationship management business, also referred to as CRM. RMH has additional business risks that may have an adverse effect on the combined company.

RMH has incurred significant losses in recent years. RMH's financial condition and results of operations could have an adverse effect on us.

         RMH incurred significant losses in its fiscal 2003, 2002 and 2001 primarily as a result of bad debt expenses, impairment and restructuring charges, a charge associated with projected minimum purchase requirements under agreements with telephone long distance carriers related to the migration from outbound to inbound CRM services, underutilization of capacity, and unfavorable currency exchange rates between the United States and Canada which have resulted in higher operating costs in Canada to support clients in the United States. RMH incurred a significant loss in the quarter ended December 31, 2003 primarily as a result of a decline in billable hours resulting from the timing of telemarketing campaigns, reductions in outsourcing associated with recent economic conditions, the impact of the Do-Not-Call Implementation Act, which resulted in a continued decline in outbound customer relationship management services, and continued unfavorable currency exchange rates between the United States and Canada. In addition, RMH had a working capital deficit of $17,241,000 and $14,569,000 at December 31, 2003 and September 30, 2003, respectively. The report of RMH's independent auditors on its financial statements for the year ended September 30, 2003 states that RMH's recurring losses from operations, uncertainty regarding the ability to remain in compliance with restrictive debt covenants under the revolving credit facility, and uncertainty regarding the ability to obtain additional financing to fund RMH's operations and capital requirements raise substantial doubt about RMH's ability to continue as a going concern. RMH's financial condition and results of operations could have an adverse effect on us.

If we are not able to integrate RMH's operations into our business in a timely manner, the anticipated benefits of the acquisition of RMH may not be realized in a timely fashion, or at all, and our overall business may be adversely affected.

         The success of the RMH acquisition will depend, in part, on our ability to realize the anticipated revenue enhancements, growth opportunities and synergies of combining with RMH and to effectively utilize the resources we have. The merger involves risks related to the integration and management of acquired technology, operations and personnel. The integration of RMH's business with ours will be a complex, time-consuming and potentially expensive process and may disrupt our business if not completed in a timely and efficient manner. Some of the difficulties that may be encountered by us include:

         o integration of administrative, financial, and information technology;

         o efforts and resources and coordination of marketing and sales efforts;

         o    restructuring and reorganization;

         o    maintaining client relationships;

         o the diversion of management's attention from other ongoing business concerns; and

         o    potential conflicts between business cultures.

         If our management focuses too much time, money and effort to integrate RMH's operations and assets with ours, they may not be able to execute our overall business strategy or realize the anticipated benefits of the merger with RMH.

RMH relies on a few major clients for a significant portion of its revenues. The loss of any of these clients or their failure to pay RMH could reduce RMH's revenues and adversely affect RMH's results of operations.

         Substantial portions of RMH's revenues are generated from a few key clients. One client, MCI WORLDCOM Communications, Inc. and MCI WORLDCOM Network Services, Inc., each a subsidiary of WorldCom, Inc. and collectively referred to as MCI, accounted for 34.2% of RMH's net revenues in 2003. MCI accounted for 32.0% and 32.5% of RMH's net revenues in the quarter ended December 31, 2003 and the quarter ended December 31, 2002, respectively. In addition, two other clients each accounted for over 10% of RMH's net revenues in 2003. Most of RMH's clients are not contractually obligated to continue to use RMH's services at historic levels or at all. If any of these clients were to significantly reduce the amount of services RMH performs for them, fail to pay RMH, or terminate the relationship altogether, RMH's revenues and business would be harmed.

         On July 21, 2002, WorldCom, Inc. announced that it had filed for voluntary relief under Chapter 11 of the United States Bankruptcy Code. While RMH continued to provide services to MCI, these events create uncertainty about RMH's future business relationship with MCI, which, if not resolved in a manner favorable to RMH, could have a significant adverse impact on RMH's future operating results and liquidity. In the event that RMH's business relationship with MCI were to terminate, RMH's contracts with MCI call for certain wind-down periods and the payment by RMH of certain termination fees, as defined in such contracts, during which time RMH would seek new business volume. However, replacing lost MCI business volume is subject to significant uncertainty, could take substantially longer than the wind-down periods, and would be dependent on a variety of factors which our management cannot predict at this time.

A decrease in demand for RMH's services in one or more of the industries to which RMH provides services could reduce RMH's revenues and adversely affect RMH's results of operations.

         RMH's success is dependent in large part on continued demand for its services from businesses within the telecommunications, financial services, insurance, technology and logistics industries. A reduction in or the elimination of the use of outsourced CRM services within any of these industries could harm RMH's business.

An increase in communication rates or a significant interruption in communication service could harm RMH's business.

         RMH's ability to offer services at competitive rates is highly dependent upon the cost of communication services provided by various local and long distance telephone companies. Any change in the telecommunications market that would affect RMH's ability to obtain favorable rates on communication services could harm RMH's business. Moreover, any significant interruption in communication service or developments that could limit the ability of telephone companies to provide RMH with increased capacity in the future could harm RMH's existing operations and prospects for future growth.

Fluctuations in currency exchange rates could adversely affect RMH's business.

         A significant portion of RMH's business is conducted in Canada. RMH's results of operations have been negatively impacted by the increase in the value of the Canadian dollar in relation to the value of the U.S. dollar over the past nine months, which has increased RMH's cost of doing business in Canada. Further increases in the value of the Canadian dollar in relation to the value of the U.S. dollar would further increase such costs and adversely affect RMH's results of operations. In addition, RMH expects to expand its operations into other countries and, accordingly, will face similar exchange rate risk with respect to the costs of doing business in such countries as a result of any increases in the value of the U.S. dollar in relation to the currencies of such countries. There is no guarantee that RMH will be able to successfully hedge its foreign currency exposure in the future.

RMH may not be able to effectively win business against its competition.

         The CRM services industry is highly competitive. RMH competes with:

         o    the in-house CRM operations of its clients or potential clients;

         o other outsourced CRM providers, some of which have greater resources than RMH has; and

         o providers of other marketing and CRM formats and, in particular, other forms of direct marketing such as interactive shopping and data collection through television, the internet and other media.

         Many businesses that are significant consumers of CRM services use more than one CRM services firm at a time and reallocate work among various firms from time to time. RMH and other firms seeking to perform outsourced CRM services are frequently required to compete with each other as individual programs are initiated. We cannot be certain that RMH will be able to compete effectively against its current competitors or that additional competitors, some of which may have greater resources than RMH has, will not enter the industry and compete effectively against it. As competition in the industry increases, RMH may face increasing pressure on the prices for its services. RMH will face continued pricing pressure as its competitors migrate call centers to lower cost labor markets.

Consumer resistance to outbound services could harm the customer relationship management services industry.

         As the CRM services industry continues to grow, the effectiveness of CRM services as a direct marketing tool may decrease as a result of consumer saturation and increased consumer resistance to customer acquisition activities, particularly direct sales.

Government regulation of the customer relationship management industry and the industries RMH serves may increase RMH's costs and restrict the operation and growth of RMH's business.

         The CRM services industry is subject to an increasing amount of regulation in the United States and Canada. Most of the statutes and regulations in the United States allow a private right of action for the recovery of damages or provide for enforcement by the Federal Trade Commission, state attorneys general or state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys' fees in the event that regulations are violated. The Canadian Radio-Television and Telecommunications Commission enforces rules regarding unsolicited communications using automatic dialing and announcing devices, live voice and fax. We cannot assure you that RMH will be in compliance with all applicable regulations at all times. We also cannot assure you that new laws, if enacted, will not adversely affect or limit RMH's current or future operations.

         Several of the industries served by RMH, particularly the insurance, financial services and telecommunications industries, are subject to government regulation. RMH could be subject to a variety of private actions or regulatory enforcement for RMH's failure or the failure of RMH's clients to comply with these regulations. RMH's results of operations could be adversely impacted if the effect of government regulation of the industries RMH serves is to reduce the demand for RMH's services or expose RMH to potential liability. RMH and its employees who sell insurance products are required to be licensed by various state insurance commissions for the particular type of insurance product sold and to participate in regular continuing education programs. RMH's participation in these insurance programs requires RMH to comply with certain state regulations, changes in which could materially increase RMH's operating costs associated with complying with these regulations.

RMH may be unable to hire or retain qualified personnel.

         By its nature, RMH's industry is labor intensive. CRM representatives, who make up a significant portion of RMH's workforce, generally receive modest hourly wages. RMH's recruiting and training costs are increased and RMH's operating efficiency and productivity are decreased by:

         o any increases in hourly wages, costs of employee benefits or employment taxes;

         o    the high turnover rate experienced in RMH's industry;

         o the high degree of training necessary for some of RMH's CRM service offerings, particularly insurance product customer acquisition and technology customer service;

         o    RMH's rapid growth; and

         o competition for qualified personnel with other CRM service firms and with other employers in labor markets in which RMH's customer interaction centers are located.

         Additionally, some of RMH's employees have attempted to organize a labor union, which, if successful, could further increase RMH's recruiting and training costs and could further decrease RMH's operating efficiency and productivity. RMH may not be able to continue to cost-effectively recruit, train and retain a sufficient number of qualified personnel to meet the needs of RMH's business or to support RMH's growth. If RMH is unable to do so, RMH's results of operations could be harmed.

                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet site (http://www.sec.gov).

         We have filed a post-effective amendment on Form S-3 to our registration statement on Form S-4 to register the shares of our common stock offered under this prospectus. This prospectus is a part of such registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC also allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

         This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Copies of any such information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for such documents should be directed to Steven L. Winokur, Executive Vice President, Finance; Chief Financial Officer; Chief Operating Officer of Shared Services; and Treasurer, NCO Group, Inc., 507 Prudential Road, Horsham, PA 19044 and telephone requests may be directed to Mr. Winokur at (215) 441-3000.

         The following documents previously filed by NCO with the SEC pursuant to the Exchange Act are incorporated in this prospectus by this reference:

               SEC Filings                                      Period
---------------------------------------------     -----------------------------------------
Annual Report on Form 10-K                        Year ended December 31, 2003

Current Report on Form 8-K                        Filed on January 23, 2004, March 3, 2004,
                                                  March 29, 2004 and April 2, 2004

Registration Statement on Form 8-A filed
pursuant to Section 12(g) of the Exchange Act     Filed on October 29, 1996

         All documents filed by NCO pursuant to Sections 13(a), 13(c), 14 or 15(d) (other than current reports furnished under items 9 or 12 of Form 8-K) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering will be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date any such document is filed.

                                 Use of Proceeds

         All net proceeds from the sale of our common stock will go to the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders. In the event the selling shareholders exercise all of the warrants covered by this registration statement and pay the exercise price in cash, we would receive proceeds of $2,646,770. We intend to use any proceeds received from the exercise of such warrants to finance our current operations, planned capital expenditure requirements and internal growth.

                              Selling Shareholders

         The following table provides certain information as of the date of this prospectus regarding each selling shareholder's beneficial ownership of our common stock prior to and after the sale of the shares offered under this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of warrants which are currently exercisable or which become exercisable within sixty days of the date of this prospectus are deemed to be beneficially owned by the warrant holder.

         All of the shares being offered hereby are issuable upon the exercise of warrants which were originally issued by RMH in connection with a private placement completed on October 3, 2003. In connection with our acquisition of RMH on April 2, 2004, we assumed the warrants.

         The warrants provide each warrant holder a cashless exercise option, as each warrant holder can authorize us to withhold from issuance a number of shares of common stock issuable upon the exercise of their warrant which when multiplied by the market price of our common stock would equal the aggregate exercise price of their warrant. Unless the selling shareholders utilize the cashless exercise option, upon exercise of each of the warrants, we will receive $18.61 per share of common stock. Assuming that each selling shareholder exercises their respective warrants, does not utilize the cashless exercise option and sells all of the shares issuable to them upon that exercise, after the offering the selling shareholders will own less than 1% of our outstanding common stock.

                                                                     Warrant Shares
                                                                      Included in
                                                      Shares           Beneficial
                                                   Beneficially     Ownership Before        Shares
                                                      Owned           Offering and        Beneficially
                                                      Before          Being Offered       Owned After
          Name of Selling Shareholder                Offering           for Sale           Offering
          ---------------------------                --------          -----------         --------
Alydar Fund L.P.                                       1,045                774                 271
Alydar Fund, Ltd.                                      4,361              1,967               2,394
Alydar QP Fund L.P.                                    4,956              2,633               2,323
Burguete Investment Partnership L.P.                  11,718             11,718                  --
Constable Capital LLC                                 20,694              4,139              16,555
Constable Capital QP LLC                               6,181              1,236               4,945
Columbus Capital Partners L.P.                        27,681              5,536              22,145
Columbus Capital Offshore Fund, Ltd.                  17,523              3,505              14,018
Craig-Hallum Capital Group(1)                         23,704             23,704                  --
Pleiades Investment Partners - R, LP                  60,624             11,132              49,492
Potomac Capital International Ltd.                    17,602              3,198              14,404
Potomac Capital Partners L.P.                         80,828(2)          14,679              66,149(2)
SF Capital Partners                                  213,280             42,656             170,624
Shottenfeld Qualified Associates L.P.                 34,078              6,816              27,262
WBL Limited Partnership                               17,066              3,413              13,653
Wedbush Morgan Securities cust. f/b/o
      Jeffrey A. Sowada IRA                            5,117              5,117                  --

Total:                                               616,300            142,223             474,077

(1) Craig-Hallum Capital Group was the placement agent for the private placement financing RMH completed on October 3, 2003.

(2) Includes shares issuable upon currently exercisable warrants which were issued by RMH Teleservices, Inc. on September 28, 2001.

                              Plan of Distribution

         The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o   privately negotiated transactions;

o   short sales;

o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o   a combination of any such methods of sale; and

o   any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders may from time to time pledge or grant a security interest in some or all of the Warrant Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

         Upon us being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a selling shareholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

         The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the issuance of shares offered hereby has been passed upon by Blank Rome LLP, Philadelphia, PA.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report (which contains an explanatory paragraph related to the change in method of accounting for goodwill and its related amortization as described in Note 2 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II
                     Information not required in prospectus


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than agent's commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

Legal fees and expenses*.............................................  $10,000
SEC registration fee ................................................      (1)
Accounting fees and expenses*........................................    5,000
Printing and engraving expenses*.....................................      500
Miscellaneous*.......................................................    1,000

   Total.............................................................  $16,500

-----------
* Indicates estimate for the purpose of this filing.

(1) All filing fees payable in connection with the registration of the issuance of these securities were paid in connection with the filing of our Form S-4 Registration Statement (No. 333-112711) on February 11, 2004.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 1741 through 1750 of Subchapter D, Chapter 17, referred to as Subchapter 17D, of the Pennsylvania Business Corporation Law of 1988, as amended, referred to as the PBCL, contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of such person being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue or matter therein if the appropriate standards of conduct are met.

         Section 1745 provides that expenses (including attorneys' fees) incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding referred to in Subchapter 17D of the PBCL upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding that office.

         Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation against any liability asserted against and incurred by such person in such person's capacity as a representative of the corporation, whether or not the corporation would have the power to indemnify such person under Subchapter 17D of the PBCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the PBCL to successor corporations in fundamental change transactions and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the PBCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

         For information regarding provisions under which a director or officer of NCO may be insured or indemnified in any manner against any liability which such person may incur in such person's capacity as such, reference is made to NCO's articles of incorporation and bylaws, copies of which are incorporated herein by reference, which provide in general that NCO shall indemnify its directors and officers to the fullest extent authorized by law.

ITEM 16. EXHIBITS


    Number         Description
    ------         -----------

     4.1           Specimen Stock Certificate. (Incorporated by reference to
                   Exhibit 4.1 of NCO's Registration Statement on Form S-1
                   (Registration No. 333-11745), as amended, filed with the
                   Securities and Exchange Commission on September 11, 1996.)
     4.2           Registration Rights Agreement dated as of October 3, 2003
                   among RMH Teleservices, Inc., the individuals and entities listed on the signature pages thereto and Craig-Hallum
                   Capital Group LLC. (Incorporated by reference to Exhibit 10.2 to RMH's Current Report on Form 8-K (File No. 000-2133),
                   filed with the Securities and Exchange Commission on October
                   9, 2003.)
     4.3           Form of Warrant dated October 3, 2003 and executed by RMH
                   Teleservices, Inc. (Incorporated by reference to Exhibit 10.3 to RMH's Current Report on Form 8-K (File No. 00-2133), filed with the Securities and Exchange Commission on October 9,
                   2003.)
     5.1           Opinion of Blank Rome LLP.
    23.1           Consent of Ernst & Young LLP, independent auditors.
    23.2           Consent of Blank Rome LLP.  (Included in Exhibit 5.1.)
    24.1*          Powers of attorney.

-------------------
* Previously filed.

ITEM 17. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Horsham, State of Pennsylvania, on May 3, 2004.

                                   NCO GROUP, INC.

                                   By: /s/ Michael J. Barrist
                                       -------------------------------------
                                            Michael J. Barrist
                                            Chairman of the Board, President
                                            and Chief Executive Officer

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of May 3, 2004 in the capacities indicated:

            Signatures                               Title
            ----------                               -----

/s/ Michael J. Barrist                  Chairman of the Board, President and
---------------------------------       Chief Executive Officer (principal
Michael J. Barrist                      executive officer)

               *                        Executive Vice President, Finance; Chief
---------------------------------       Financial Officer; Chief Operating
Steven L. Winokur                       Officer of Shared
                                        Services; and Treasurer (principal
                                        financial and accounting officer)


               *                        Director
---------------------------------
William C. Dunkelberg, Ph.D.

               *                        Director
---------------------------------
Charles C. Piola, Jr.

               *                        Director
---------------------------------
Leo J. Pound

               *                        Director
---------------------------------
Eric S. Siegel

               *                        Director
---------------------------------
Allen F. Wise


* By: /s/ Michael J. Barrist
      ----------------------------
       Michael J. Barrist
       Attorney-in-Fact

       INDEX OF EXHIBITS

All exhibits are filed electronically, unless incorporated by reference.

    Number         Description
    ------         -----------

     4.1           Specimen Stock Certificate. (Incorporated by reference to
                   Exhibit 4.1 of NCO's Registration Statement on Form S-1
                   (Registration No. 333-11745), as amended, filed with the
                   Securities and Exchange Commission on September 11, 1996.)
     4.2           Registration Rights Agreement dated as of October 3, 2003
                   among RMH Teleservices, Inc., the individuals and entities listed on the signature pages thereto and Craig-Hallum
                   Capital Group LLC. (Incorporated by reference to Exhibit 10.2 to RMH's Current Report on Form 8-K (File No. 000-2133),
                   filed with the Securities and Exchange Commission on October
                   9, 2003.)
     4.3           Form of Warrant dated October 3, 2003 and executed by RMH
                   Teleservices, Inc. (Incorporated by reference to Exhibit 10.3 to RMH's Current Report on Form 8-K (File No. 00-2133), filed with the Securities and Exchange Commission on October 9,
                   2003.)
     5.1           Opinion of Blank Rome LLP.
    23.1           Consent of Ernst & Young LLP, independent auditors.
    23.2           Consent of Blank Rome LLP.  (Included in Exhibit 5.1.)
    24.1*          Powers of attorney.

-------------------
* Previously filed